EXHIBIT 99.1

News Release

Linda Falch
Corporate Communications 952/853-5703

Craig Manson Investor Relations 952/853-6022

CERIDIAN ANNOUNCES HOLCOMBE RESIGNATION

MINNEAPOLIS, September 4, 2002 — Ceridian Corporation (NYSE: CEN) announced today that Tony Holcombe, president of Ceridian’s U.S. human resources solutions business, has resigned to lead a privately-held company located in Brentwood, Tennessee, which is engaged in the gift card business for small merchants.

Ronald L. Turner, chairman, president and chief executive officer of Ceridian Corporation, said, “Tony Holcombe has been a valuable contributor to Ceridian for the past 5 years, first leading Comdata for 2 years and Ceridian’s U.S. human resources solutions business for the last 3 years. We are sorry to see him leave, and wish him the best in his new endeavor.”

Mr. Turner continued, “The U.S. human resources solutions business will now report directly to me. We have no plans to change or alter our strategy, and will continue on the same path we have consistently pursued for the past several years. Our 2002 revenue and earnings outlook remains unchanged.”

Ceridian Corporation (www.ceridian.com/corp) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a suite of innovative managed business solutions, including payroll, tax filing, application outsourcing, time and attendance, benefits administration, HR information systems, and employee effectiveness services. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in North America.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,”

“believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2001, which factors are incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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